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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                  CONSOL INC.,

                            CONSOL COMMONWEALTH INC.

                                       and

                       ROCHESTER & PITTSBURGH COAL COMPANY



                            Dated as of May 28, 1998

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                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER
                                                                            Page
                                                                            ----
1.01     The Merger............................................................1
1.02     Closing...............................................................2
1.03     Effective Time........................................................2
1.04     Articles of Incorporation and By-laws of the Surviving Corporation....2
1.05     Directors.............................................................2
1.06     Officers..............................................................2

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01     Capital Stock of Merger Sub...........................................3
2.02     Cancellation of Treasury Stock and Parent Owned Stock.................3
2.03     Conversion of Company Common Stock....................................3
2.04     Shares of Dissenting Shareholders.....................................3
2.05     Exchange of Certificates..............................................4
2.06     Stock Transfer Books..................................................6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01     Organization..........................................................6
3.02     Capitalization........................................................7
3.03     Authority.............................................................7
3.04     Noncontravention; Filings and Consents................................8
3.05     Company SEC Documents; Financial Statements...........................9
3.06     Information Supplied..................................................9
3.07     Absence of Certain Changes or Events..................................9
3.08     Litigation...........................................................10
3.09     Tax Matters..........................................................10
3.10     Compliance with Applicable Laws......................................11
3.11     Voting Requirements..................................................11
3.12     Opinion of Financial Advisor.........................................12
3.13     Brokers..............................................................12
3.14     Disclosure...........................................................12
3.15     CERCLA Notice........................................................12
3.16     Environmental Matters................................................12


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                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                                                                            Page
                                                                            ----
4.01     Organization.........................................................12
4.02     Capitalization of Merger Sub.........................................13
4.03     Authority............................................................13
4.04     Noncontravention; Filings and Consents...............................13
4.05     Information Supplied.................................................14
4.06     Brokers..............................................................14
4.07     Disclosure...........................................................14

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01     Conduct of Business of the Company...................................15
5.02     Conduct of Business of Parent........................................17
5.03     Other Actions........................................................18

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.01     Company Shareholders' Meeting........................................18
6.02     Proxy Statement......................................................18
6.03     Information; Confidentiality.........................................19
6.04     Approvals and Consents; HSR Filings..................................19
6.05     Company Benefit Plans................................................20
6.06     Fees and Expenses....................................................21
6.07     Notification.........................................................22
6.08     Obligations of Merger Sub............................................22
6.09     Public Announcements.................................................22

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

7.01     Conditions to the Obligations of Each Party..........................22
7.02     Conditions to the Obligations of Parent and Merger Sub...............23
7.03     Conditions to the Obligations of the Company.........................23

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

8.01     Termination..........................................................24
8.02     Effect of Termination................................................25

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                                                                            Page
                                                                            ----
8.03     Amendment............................................................25
8.04     Extension; Waiver....................................................25

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.01     Nonsurvival of Representations.......................................26
9.02     Exclusive Remedy.....................................................26
9.03     Notices..............................................................26
9.04     Definitions..........................................................27
9.05     Interpretation.......................................................28
9.06     Counterparts.........................................................28
9.07     Entire Agreement; Third-Party Beneficiaries..........................29
9.08     Assignment...........................................................29
9.09     Governing Law........................................................29
9.10     Enforcement..........................................................29




                                    SCHEDULES

3.01       Subsidiaries
3.02       Pledged Shares
3.04       Consents
3.07       Certain Changes or Events
3.08       Litigation
3.09       Tax Matters
5.01(f)    Properties for Sale
5.01(i)    Discharge of Liabilities
5.01(l)    Capital Expenditures

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           AGREEMENT AND PLAN OF MERGER, dated as of May 28, 1998 among CONSOL
Inc., a Delaware corporation ("Parent"), CONSOL Commonwealth Inc., a Pennsylvania corporation, a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), both of 1800 Washington Road, Pittsburgh, Pennsylvania 15241 and Rochester & Pittsburgh Coal Company, a Pennsylvania corporation (the "Company") of 655 Church Street, Indiana, Pennsylvania 15701.


                                   WITNESSETH:

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this "Agreement");

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or by the Company, will be converted into the right to receive cash; and

           WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

           1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03) of this Agreement. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, assets, liabilities and obligations of Merger Sub in accordance with the PBCL.


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           1.02 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date") at the offices of Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the parties hereto.

           1.03 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall execute and file in the offices of the Corporation Bureau of the Commonwealth of Pennsylvania appropriate articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The "Effective Time" or "Effective Date" shall be the date of filing the Articles of Merger, or the effective date specified therein, whichever is later.

           1.04 Articles of Incorporation and By-laws of the Surviving Corporation.

                  (a) The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  (b) The By-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

           1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation on the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation on the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

           2.01 Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company

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Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

           2.02 Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           2.03 Conversion of Company Common Stock.

                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to the provisions of
Section 2.04 with respect to dissenters' rights, if any, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than (x) Dissenting Shares (as defined in Section 2.04) and (y) shares to be canceled in accordance with Section 2.02 ("Canceled Shares") shall be converted into the right to receive in cash from Parent, without interest, an amount equal to $43.50 (the "Merger Consideration").

                  (b) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

           2.04 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised and has not failed to perfect or effectively withdrawn or lost his right (to the extent such right is available by law) to demand and to receive the "fair value" of such shares (the "Dissenting Shares") under the PBCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the PBCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the PBCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Parent

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(i) prompt notice of any notice or demand for appraisal or payment for shares of
Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

           2.05 Exchange of Certificates.

                  (a) Exchange Agent. From and after the Effective Time, Parent shall make available to a bank or trust company designated by Parent and satisfactory to the Company (the "Exchange Agent") cash for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares and Canceled Shares) in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 2.03 (such cash hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.05(g), the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock other than Dissenting Shares and Canceled Shares (the "Certificates") (i) a letter of transmittal which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash.

                  (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of this Article II and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

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                  (d) No Further Rights in Company Common Stock. All cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (e) Termination of Exchange Fund. To the extent permitted by applicable law, any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the second anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (f) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (g) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

                  (i) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the

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Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

           2.06 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into cash as provided herein.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to Parent and Merger Sub as follows:

           3.01 Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. The Company has made available to Parent complete and correct copies of its Restated Articles of Incorporation, as amended, and By-laws and the articles of incorporation and by-laws or other comparable charter or organizational documents of its subsidiaries, in each case as amended to the date of this Agreement. All the outstanding shares of capital stock of each material subsidiary of the Company are owned by the Company or by another wholly owned subsidiary of the Company, and, except as set forth in the Company SEC Documents (as hereafter defined), free and clear of all liens and are duly

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authorized, validly issued, fully paid and nonassessable. A list of all subsidiaries of the Company is attached hereto as Schedule 3.01.

           3.02 Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 3,440,984 shares of Company Common Stock were issued and outstanding and (ii) 548,137 shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company convertible into voting securities of the Company are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding and (iii) there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, except for the pledge of shares of capital stock of certain of the Company's subsidiaries listed on
Schedule 3.02 hereto.

           3.03 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

           3.04 Noncontravention; Filings and Consents.

                  (a) Except as set forth in Schedule 3.04 hereto, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement

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will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the Restated Articles of Incorporation, as amended, or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 6.02) and (y) such reports under
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Corporation Bureau of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such as may be required by any applicable state securities or "blue sky" laws, (v) notice of consummation of the Merger to the Pennsylvania Department of Environmental Protection (the "DEP") and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

           3.05 Company SEC Documents; Financial Statements. The Company has filed all required reports, proxy statements, forms, and other documents, including any amendments thereto, with the SEC since December 31, 1994 and prior to the date of this

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Agreement (the "Company SEC Documents"). As of their respective dates, (i) the
Company SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) none of the Company SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including any similar documents filed after the date of this Agreement): (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved except as may be indicated in the notes thereto and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet or financial statement of the Company and its subsidiaries or in the notes thereto which have not been so noted or disclosed to Parent.

           3.06 Information Supplied. None of the information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement (as hereafter defined) is first mailed to the shareholders of the Company and (ii) at the time of the Company Shareholders' Meeting (as hereafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

           3.07 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or in Schedule 3.07 hereto or as contemplated by this Agreement, since February 28, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase or redemption of, the Company's capital stock other than the dividends on the shares of Company Common Stock not in excess of the amount of dividends declared, paid or set aside in the comparable year-earlier period,
(iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities

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in respect of, in lieu of or in substitution for shares of its capital stock,
(iv) (A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any such officer any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, (C) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer or (D) any material modification to any existing Company Benefit Plans (as hereafter defined) other than such modifications required by law, except as listed on Schedule 3.07 hereto, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably would be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles. Since September 30, 1996, the Company's dividends to shareholders have not been in excess of $.15 per share of Company Common Stock per quarter.

           3.08 Litigation. Except as set forth on Schedule 3.08 hereto, there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect. Except as set forth on Schedule 3.08 hereto, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a material adverse effect.

           3.09 Tax Matters.

                  (a) Except as set forth on Schedule 3.09 hereto, each of the Company and each of its subsidiaries has (i) filed, or caused to be filed, with the appropriate taxing authorities all Tax Returns required to be filed on or before the date hereof, and such Tax Returns are true, correct and complete in all material respects and (ii) paid, or caused to be paid, all Taxes shown to be due and payable on such Tax Returns or established adequate reserves in accordance with generally accepted accounting principles for the payment of all such Taxes.

                  (b) Except as set forth on Schedule 3.09 hereto, neither the Company nor any of its subsidiaries has (i) received any notice of deficiency or assessment from any taxing authorities with respect to liability for Taxes that have not been fully paid or finally settled or (ii) granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

                  (c) Except as set forth on Schedule 3.09 hereto, no taxing authority is now asserting, or to the knowledge of the Company is threatening to assert, any deficiency or assessment for additional Taxes of the Company or any of its subsidiaries.

                  (d) No payment which will, or may, be made to any employee, director, officer or agent of the Company or any of its subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

           For purposes of this Agreement, "Taxes" means all federal, state, foreign and local taxes, levies and other assessments, including, without limitation, all income, sales, use, transfer, profits, capital gains, withholding, payroll, severance and reclamation, black lung, real property and personal property and any other taxes, assessments and similar charges in the nature of a tax (including interest and penalties attributable thereto) imposed by any governmental authority; "Tax Returns" means any return, report, information return or other document (including relating or supporting information) relating to Taxes.

           3.10 Compliance with Applicable Laws. Except as disclosed in the Company SEC Documents, to the knowledge of the Company, since January 1, 1996 neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, permit, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. The conduct of the business of the Company and its subsidiaries is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to result in a material adverse effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to result in a material adverse effect.

           3.11 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

           3.12 Opinion of Financial Advisor. The Company has received an opinion from J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

           3.13 Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the

Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

           3.14 Disclosure. No representation or warranty hereunder or information contained in the financial statements referred to in Section 3.05, the Schedules or any certificate, statement, or other document delivered by the Company hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

           3.15 CERCLA Notice. Neither the Company nor any of its subsidiaries has received any request for information with respect to or been notified that it is a potentially responsible party for any contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state statute.

           3.16 Environmental Matters. To the knowledge of the Company, neither the Company nor any of its subsidiaries has stored, disposed of or released any hazardous or toxic substance in violation of CERCLA, the Toxic Substances Control Act, the Resource Conservation and Recovery Act or any other federal or state law, rule or regulation which protects the environment.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

           4.01 Organization. Each of Parent and Merger Sub and Parent's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. Each of Parent and Merger Sub and each of Parent's subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. All outstanding shares of capital stock of each subsidiary of Parent are owned by Parent or by another direct or indirect wholly owned subsidiary of Parent, free and clear of all liens and are duly authorized, validly issued, fully paid and nonassessable.

           4.02 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof and all of which are owned directly or indirectly by Parent.

           4.03 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and does not require the approval of the shareholders of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

           4.04 Noncontravention; Filings and Consents.

                  (a) The execution and delivery of this Agreement by either Parent or Merger Sub do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub or any of Parent's other subsidiaries under (i) the Certificate or Articles of Incorporation or By-laws of either Parent or Merger Sub or the comparable charter or organizational documents of any of Parent's other subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of Parent's other subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of Parent's other subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Parent or Merger Sub or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (ii) the filing of the Articles of Merger with the Corporation Bureau of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) such as may be required by any applicable state securities or "blue sky" laws, (iv) notice of consummation of the Merger to the DEP and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

           4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, (i) on the date the Proxy Statement is first mailed to the shareholders of the Company and (ii) at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           4.06 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

           4.07 Disclosure. No representation or warranty hereunder or information contained in any certificate, statement, or other document delivered by Parent hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

           5.01 Conduct of Business of the Company. Prior to the Effective Time, the Company agrees (except as expressly contemplated or permitted by this Agreement, as set forth herein or to the extent that Parent shall otherwise consent in writing) as follows:

                  (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, shall preserve intact their present business organizations and shall use commercially reasonable efforts to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

                  (b) Dividends; Changes in Stock. Except for the payment on June 1, 1998 of a cash dividend of $.15 per share declared on May 4, 1998, the Company shall not (i) declare or pay any quarterly dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock.

                  (c) Issuance of Securities. The Company shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than issuances by a wholly owned subsidiary of the Company of its capital stock to the Company.

                  (d) Governing Documents. The Company shall not amend or propose to amend its Restated Articles of Incorporation, as amended, or By-laws.

                  (e) No Acquisitions. The Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                  (f) No Dispositions. The Company shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) sales of equipment between the Company and its subsidiaries that do not result in the generation of taxable income on a consolidated basis in the ordinary course of business, (ii) assets having an aggregate book value of not more than $100,000 it being understood that this clause (ii) shall not permit the sale or other disposition of Helvetia Coal Company and (iii) those properties listed on Schedule 5.01(f) hereto.

                  (g) Indebtedness. With the exception of indebtedness between the Company and its subsidiaries, the Company shall not, and it shall not permit any of its subsidiaries to, incur (which shall include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than (i) indebtedness outstanding on February 28, 1998 and (ii) take downs under the Company's and its subsidiaries' existing credit facilities, provided, however, that at the Closing Date the sum of the Company's indebtedness and current liabilities (excluding the current portion of the Company's long-term indebtedness) less the Company's current assets determined in accordance with generally accepted accounting principles shall not be greater than the amount thereof at February 28, 1998 plus $12,000,000. For the purpose of this Section 5.01(g), the Company's current liabilities shall exclude deferred compensation and severance pay payable to employees of the Company and its subsidiaries in connection with the Merger.

                  (h) Tax Matters. The Company shall not make, and will not permit any of its subsidiaries to make, any tax election or settle or compromise any income tax liability of the Company or of any of its subsidiaries for an amount in excess of $25,000. The Company shall, before filing or causing to be filed any material Tax Return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

                  (i) Discharge of Liabilities. The Company shall not, and it shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claim, liabilities or obligations (absolute, asserted or unasserted, contingent or otherwise) for an amount in excess of $100,000 in the aggregate (other than settlement of the litigation matters set forth on Schedule 5.01(i) hereto, payments of accounts payable and accrued liabilities and reductions of indebtedness in the ordinary course of business of the Company and its subsidiaries and payments for goods and services under the written agreements in effect on the date hereof and listed on Schedule 5.01(i) hereto),0. or waive the benefit of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

                  (j) Contracts. Without the consent of Parent, the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate any contract to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims thereunder other than spot purchases of supplies necessary for the operation of the business of the Company and its subsidiaries in the ordinary course which do not result in the Company's acquisition of supplies in excess of those that would be consumed in 30 days of operations in the ordinary course of business. Parent agrees to respond in not more than two full business days to any request from the Company to enter into, modify, amend or terminate any contract or to waive, release or assign any material rights or claims thereunder.

                  (k) Employee Benefits. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or key employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company

Benefit Plans as in effect on the date hereof to any director, officer or key employee, (iii) enter into any new employment, severance or termination agreement with any such director, officer or key employee or (iv) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof to enhance the benefits thereunder. As used herein, "Company Benefit Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of the Company or any of its subsidiaries.

                  (l) Capital Expenditures. Except as listed in Schedule 5.01(l) hereto for the month of June 1998 or as otherwise approved in advance by Parent, the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (excluding capital expenditures for which commitments exist as of the date of this Agreement) which in the aggregate exceed $250,000, except for repairs and rebuilding expenditures of less than $250,000 each necessary to keep existing mining equipment in operation. Parent agrees to respond in not more than two full business days to any request received from the Company to make or authorize any capital expenditures which in the aggregate exceed $250,000 and, in emergency situations, Parent shall reply to any such request within two hours of Parent's receipt of notification thereof.

           5.02 Conduct of Business of Parent. Prior to the Effective Time, Parent agrees (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) as follows:

                  (a) Material Acquisitions. CONSOL Energy, Inc. ("CEI") shall not, and shall not permit any of its subsidiaries other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (A) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise.

                  (b) Other Actions. CEI shall not, and shall not permit any of its subsidiaries to take other than in conjunction with the sale of capital stock of CEI held directly or indirectly by DuPont, or fail to take, any other action which would, or would reasonably be expected to, impede, interfere with, prevent or materially delay the Merger.

           5.03 Other Actions. Each of Parent, Merger Sub and the Company shall not and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

           6.01 Company Shareholders' Meeting. As soon as practicable after the date hereof, the Company shall call a meeting of its shareholders (the "Company Shareholders' Meeting") to consider and vote upon the approval of this Agreement and the Company shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

           6.02 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall mail a proxy statement to its shareholders relating to the Company Shareholders' Meeting (the "Proxy Statement"). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

           6.03 Information; Confidentiality.

                  (a) From the date of this Agreement until the mailing of the Proxy Statement to the Company's shareholders to the extent permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, full and complete access to all the officers, employees, properties, books, contracts, commitments and records of the Company and its subsidiaries as Parent may request in its sole discretion; provided, however, that Parent and its representatives shall not interfere materially with the operation of the business of the Company and such investigation and examination shall be conducted at all times during normal business hours and under reasonable circumstances. From the date of this

Agreement until the Effective Date, the Company shall furnish promptly to Parent
(i) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (ii) all other material information concerning its business, properties and current and former personnel as Parent may reasonably request. Parent will keep such information provided to it by the Company confidential, except to the extent such information (i) is or becomes generally available to the public other than as a result of a disclosure by Parent, (ii) was available to Parent on a nonconfidential basis prior to disclosure by the Company to Parent or (iii) becomes available to Parent on a nonconfidential basis from a source other than the Company which is entitled to disclose it, and except as required by law or as otherwise agreed to by the Company.

                  (b) Only to the extent required by law, Parent shall provide to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, all information which is necessary in connection with preparing the Proxy Statement, and during the period prior to the Effective Time, Parent shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws. The Company will keep such information provided to it by Parent confidential, except to the extent such information (i) is provided to the Company for its use in connection with the preparation of the Proxy Statement,
(ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, (iii) was available to the Company on a nonconfidential basis prior to disclosure by Parent to the Company or (iv) becomes available to the Company on a nonconfidential basis from a source other than Parent which is entitled to disclose it, and except as required by law or as otherwise agreed to by Parent.

           6.04 Approvals and Consents; HSR Filings.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including consents under all of the sales contracts of the Company and its subsidiaries, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and
delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and Merger Sub agree to use their respective reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations.

           6.05 Company Benefit Plans.

                  (a) Parent shall cause the Surviving Corporation to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements for the benefit of current and former employees of the Company and its subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided, however, that nothing herein shall prohibit Parent from (i) replacing any such existing plans, programs or arrangements with plans, programs or arrangements ("Replacement Plans") which provide current active or inactive employees or former employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits that would have been provided under such existing plans, programs or arrangements to the extent such replacement is permitted under the terms of the applicable plans, programs or arrangements; provided, that Parent may not subsequently replace such Replacement Plans with other plans, programs or arrangements, unless such plans, programs or arrangements provide such employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits provided under Parent's plans, programs or arrangements or (ii) including current active or inactive employees or former employees of the Company in the plans, programs and arrangements generally available to employees of Parent and its subsidiaries other than the Surviving Corporation in lieu of participation in any Company plan, program or arrangement; provided, that such Parent plans, programs and arrangements (A) provide such employees with benefits which, in the reasonable opinion of Parent, are not less favorable in the aggregate than the benefits that would have been provided under the Company plans, programs or arrangements and (B) do not discriminate against such employees compared to other employees of Parent and its subsidiaries.

                  (b) All service credited to each employee by the Company or its subsidiaries through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent may be reduced by amounts payable under similar Company plans with respect to the same periods of service. Any benefits accrued by employees of the Company and its subsidiaries prior to the Effective Time under any of the Company's defined benefit pension plans that employ a final average pay formula shall be calculated based on such employees' final average pay with the Surviving Corporation or any successor to the Surviving Corporation or other affiliate of Parent employing such employees. In addition, with respect to any welfare benefit plan established or maintained by Parent or its subsidiaries for the benefit of employees of the Company, Parent shall, or shall cause the relevant subsidiary to, waive any pre-existing condition exclusions other than any pre-existing condition that was not waived by a Company plan and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

                  (c) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume the severance policies, employment agreements, executive termination agreements and individual benefit arrangements previously disclosed to Parent.

                  (d) The provisions of this Section 6.05 shall not apply to any employee subject to the terms of a collective bargaining plan.

           6.06 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Merger and any other transaction contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

           6.07 Notification. Each of the Company and Parent shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           6.08 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

           6.09 Public Announcements. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.



                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

           7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Company Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Company's Restated Articles of Incorporation, as amended, By-laws and the PBCL.

                  (b) No Injunction or Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) HSR Act. Any waiting period and any extension thereof applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on Parent, Merger Sub or the Company assuming for purposes of this paragraph (d) that the Merger shall have been effected.

           7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

                  (a) Company Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the President or Chief Financial Officer of the Company to such effect.

                  (b) Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the President or Chief Financial Officer of the Company to that effect.

                  (c) Permits; Authorizations. All permits, authorizations, licenses, approvals and notifications of Governmental Entities that are necessary for the Company and its subsidiaries to conduct their businesses after the Effective Date in the same manner as such businesses are conducted as of the Effective Date, including, but not limited to, Environmental Permits, shall have been provided, issued, obtained, transferred or reissued, to the extent necessary under applicable law, except for such permits, authorizations, licenses, approvals and notifications the failure of which to provide, issue, obtain, transfer or reissue would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

           7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

                  (a) Parent Representations and Warranties. Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Financial Officer of each of Parent and Merger Sub to such effect.

                  (b) Parent Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the President or Chief Financial Officer of each of Parent and Merger Sub to that effect.

                  (c) Fairness Opinion. The Company shall have received the written opinion of its financial advisor, J.P. Morgan Securities Inc., dated as of the date of this Agreement, that the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

           8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by shareholders of the Company, as follows:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before September 30, 1998;

                  (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(c) shall have used its commercially reasonable efforts to remove such injunction, order or decree;

                  (d) by Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 7.02 and (B) cannot be or has not been cured within 20 days after the giving by Parent of written notice to the Company;

                  (e) by the Company in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section
7.03 or (B) cannot be or has not been cured within 20 days after the giving by the Company of written notice to Parent or Merger Sub, as applicable; or

                  (f) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholders' Meeting or any adjournment or postponement thereof.

           8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.14, Section 4.06, this Section 8.02 and Article IX, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           8.03 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

           8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                               GENERAL PROVISIONS

           9.01 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. In the event of a breach of any of such covenants or agreements, the party to whom such covenants or agreements have been made shall have all rights and remedies for such breach available to it under applicable law and the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of, such party.

           9.02 Exclusive Remedy.

                  (a) Parent acknowledges and agrees that (i) other than the representations and warranties of the Company specifically contained in this Agreement, there are no representations or warranties of the Company or any of its subsidiaries or any other person either expressed or implied with respect to the Company or any of its subsidiaries or their respective assets, liabilities and businesses and (ii) neither Parent nor the Surviving Corporation shall have any claim or right to damages or indemnification from the Company or any of its subsidiaries or any current or former officer, director or shareholder of the Company or any of its subsidiaries acting in their capacities as such based upon a breach of such representations and warranties with respect to any information (whether written or oral), documents or material furnished by the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents, counsel, accountants or advisors to Parent with respect to the transactions contemplated by this Agreement, including any information, documents or material made available to Parent in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

                  (b) The Company acknowledges and agrees that (i) other than the representations and warranties of Parent and Merger Sub specifically contained in this Agreement, there are no representations or warranties of Parent or Merger Sub or any other person either expressed or implied with respect to Parent or Merger Sub and (ii) it shall not have any claim or right to damages or indemnification from Parent or Merger Sub or any current or former officer, director or shareholder of Parent or Merger Sub based upon a breach of such representations or warranties with respect to any information (whether written or oral), documents or material furnished by Parent or Merger Sub or any of their respective officers, directors, employees, agents, counsel, accountants or advisors to the Company.

           9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           CONSOL Inc.
                           1800 Washington Road
                           Pittsburgh, PA  15241
                           Attention: Vice President and General Counsel Facsimile No.: (412) 831-4635
                           with a copy to:

                           CONSOL Inc.
                           1800 Washington Road
                           Pittsburgh, PA  15241
                           Attention: Senior Vice President - Administration Facsimile No.: (412) 831-4994

                  (b)      if to the Company, to:

                           Rochester & Pittsburgh Coal Company
                           655 Church Street
                           Indiana, Pennsylvania 15701
                           Attention:  Thomas W. Garges, Jr.
                                       President and Chief Executive Officer
                           Facsimile No.: (724) 349-5460

                           with a copy to:

                           Duane, Morris & Heckscher LLP
                           4200 One Liberty Place
                           Philadelphia, Pennsylvania 19103-7396
                           Attention: Frederick W. Dreher, Esq.
                           Facsimile No.: (215) 979-1213

           9.04 Definitions. For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

                  (c) "knowledge" or "known" means, with respect to the matter in question, if any of the officers of the Company or any of its subsidiaries or Parent, as the case may be, has actual knowledge of such matter;

                  (d) "lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

                  (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect or any development that is likely to result in any change or effect that would impair the business, financial condition or results of operations of such party and its subsidiaries in an amount of $5,000,000 or more;

                  (f) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

           9.05 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           9.07 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement provided, however, that the provisions of the Confidentiality Agreement between the Company and Parent dated December 18, 1997 shall remain valid and in effect and, except for the provisions of Article II of which the shareholders of the Company shall be third-party beneficiaries, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

           9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all rights, interests and obligations under this Agreement to Parent or to Parent's parent entity or to any direct or indirect wholly owned subsidiary of Parent but no such assignment shall be permitted if it would materially impede or delay the Merger.

           9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law, except to the extent that the PBCL and the DGCL shall be held to govern the terms of the Merger.

           9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the Commonwealth of Pennsylvania.

           IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   CONSOL INC.


                                 By:/s/ Michael F. Nemser
                                    -----------------------------------------
                                    Michael F. Nemser, Senior Vice President


                                 CONSOL COMMONWEALTH INC.


                                 By:/s/ Michael F. Nemser
                                    -----------------------------------------
                                    Michael F. Nemser, Vice President


                                 ROCHESTER & PITTSBURGH COAL COMPANY


                                 By:/s/ Thomas W. Garges, Jr.
                                    -----------------------------------------
                                    Thomas W. Garges, Jr., President and
                                      Chief Executive Officer